Procyon Corporation (OTC BB: PCYN) Reports Fifteenth Consecutive Profitable Quarter

Procyon Corporation, a Florida based company, who’s subsidiaries include Amerx Health Care Corporation - www.Amerigel.com - and Sirius Medical Supply - www.siriusmedical.com - released it’s 10-QSB for Quarterly Period Ended December 31, 2006. The report reflects the 15th consecutive quarter that Procyon Corporation has posted a profit for its operations. Net sales for the first half of the fiscal year increased to approximately $1,152,859, an increase of approximately 7% over the same period one year ago. Sales increase was a result of expanding the Amerx distributor base and to increased volumes produced by existing distributors. Gross profit for the same six months was approximately $880,087, reflecting a 7% increase over the same period of the prior fiscal year. Gross profit was approximately 76% of net sales for this period. Full report can be found in the latest 10-QSB filing of 02/15/07.

Operating expenses increased as the company sought to expand its operations by purchasing the office building previously leased. The purchase increased the Company’s asset base thus enabling Procyon to fund future growth needs. The Company also purchased and implemented a new accounting/inventory management software program that is expected to be more suitable for growth needs. Additional costs were incurred in this reporting period to launch a new product into the AmeriGel professional line of proprietary wound and skin care products. The initial response to the Post-Surgical Kit indicates that it is being well received by the health care industry and management anticipates this will be reflected in the Company’s future financial statements.

AmeriGel proprietary line of wound and skin care products are made with Oakin ™, proven to enhance the natural healing of wounds, reduce inflammation and prevent infection. The AmeriGel professional line of products includes the flagship AmeriGel Hydrogel Wound Dressing, AmeriGel Saturated Gauze Pads, AmeriGel Post-OP Surgical Kits, AmeriGel Care Lotion, AmeriGel Barrier Lotion and AmeriGel Wound Wash.